Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-219664, 333-258492, 333-197732, and 333-266525 on Form S-8 and Registration Statement No. 333-232958 on Form S-3 of our reports dated May 16, 2024, relating to the consolidated financial statements of Advanced Drainage Systems, Inc. and subsidiaries and the effectiveness of Advanced Drainage Systems, Inc.'s and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2024.
/s/ Deloitte & Touche LLP

Columbus, Ohio
May 16, 2024